Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

VINEYARD NATIONAL BANCORP

Norman A. Morales and Donald H. Pelgrim certify that:

1. They are the President and the Secretary, respectively, of Vineyard National Bancorp, a California corporation.

2. The Articles of Incorporation of this Corporation are restated to read as follows:

I.

The name of this Corporation is VINEYARD NATIONAL BANCORP.

II.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The total number of shares of capital stock which the corporation has authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shall be common stock, no par value per share (hereinafter the “Common Stock”), and Ten Million (10,000,000) shall be serial preferred stock, no par value per share (hereinafter the “Preferred Stock”).

Except as provided in any resolution or resolutions establishing a class or series of Preferred Stock pursuant to this Article III, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share held by such holder.

The Preferred Stock authorized by these Articles of Incorporation shall be issued in series. The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

IV.

1.  Designation and Amount. There shall be created from the 10,000,000 shares of preferred stock, without par value, of the Corporation authorized to be issued pursuant to the Restated Articles of Incorporation, a series of preferred stock, designated as the “Floating Rate Series C Noncumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), and the number of shares of such series shall be Ten Thousand (10,000) (the “Shares”). Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series C Preferred Stock to a number less than the number of shares of the Series C Preferred Stock then issued and outstanding. The definitions of the defined terms used in this Article IV apply only to this Article IV and not to any other Article of these Restated Articles of Incorporation.

2.  Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation (as defined in Section 4(a)) of the Corporation, rank (a) senior to all classes or series of the Corporation’s Common Stock (as defined below) and to all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank junior to the Series C Preferred Stock, (b) on parity with all equity securities issued by the Corporation other than those equity securities referred to in clause (a) or (c) in this Section and (c) junior to all equity securities issued by the Corporation that rank senior to the Series C Preferred Stock in accordance with Section 6(e). The term “Common Stock” shall mean the common stock, no par value, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation. The term “equity securities” shall not include convertible debt securities.

3.  Dividends.

a.  Holders of record of Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, noncumulative cash dividends at a floating rate per annum of the liquidation preference thereof from, and including, April 15, 2005, which, with respect to any Dividend Period (as defined below), will be equal to LIBOR (as defined below), as determined on the LIBOR Determination Date (as defined below) for such Dividend Period (or, in the case of the first Dividend Period, will be equal to 3.15%), plus 3.8%. Such dividends shall be payable quarterly on the January 1, April 1, July 1 and October 1 of each year (each, a “Dividend Payment Date”) that immediately follows the completion of a Dividend Period, commencing on July 1, 2005, and shall be computed on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period; provided, however, that if any Dividend Payment Date other than a Redemption Date (as defined in Section 5(a)) falls on a day that is not a Business Day (as defined below), then any dividends payable shall be paid on, and such Dividend Payment Date shall be moved to, the next succeeding Business Day, and additional dividends shall accrue for each day such payment is delayed as a result thereof. Dividends declared in respect of a Dividend Payment Date, if any, shall be payable to the holders of record of Series C Preferred Stock appearing in the stock records of the Corporation at the close of business on the applicable record date (whether or not a Business Day), which shall be a date designated by the Board of Directors for the payment of dividends that is not less than 10 nor more than 60 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding anything to the contrary contained herein, noncumulative cash dividends on the Series C Preferred Stock referred to above shall be payable only if the Corporation’s Board of Directors, in its sole discretion, so declares such dividends. If so declared by the Corporation’s Board of Directors, the amount and timing of noncumulative cash dividends on the Series C Preferred Stock shall be subject to the sole discretion of the Corporation’s Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York or Sacramento, California are permitted or required by law, executive order or regulation to close.

“Dividend Period” means (i) in the case of the initial period, the period from, and including, the date of original issuance of the Shares to, but excluding, the initial Dividend Payment Date (the “Initial Dividend Period”) and (ii) thereafter, the period from, and including, the first day following the end of the preceding Dividend Period to, but excluding, the applicable Dividend Payment Date or, in the case of the last Dividend Period, the related Redemption Date, as applicable.

“LIBOR” for any applicable Dividend Period shall be determined by Wilmington Trust Company, as calculation agent (including any successor calculation agent, the “Calculation Agent”), in accordance with the following provisions:

(i)  On the second LIBOR Business Day (provided, that on such day commercial banks are open for business (including dealings in foreign currency deposits) in London (a “LIBOR Banking Day”), and otherwise the next preceding LIBOR Business Day that is also a LIBOR Banking Day) prior to the commencement of such Dividend Period (each such day, a “LIBOR Determination Date”), LIBOR shall equal the rate, as obtained by the Calculation Agent, for three-month U.S. Dollar deposits in Europe, which appears on Telerate (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions) page 3750 or such other page as may replace such page 3750, as of 11:00 a.m. (London time) on such LIBOR Determination Date, as reported by Bloomberg Financial Markets Commodities News or any successor service (“Telerate Page 3750”). “LIBOR Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in The City of New York or Wilmington, Delaware are authorized or obligated by law, executive order or regulation to be closed. If such rate is superseded on Telerate Page 3750 by a corrected rate before 12:00 noon (London time) on such LIBOR Determination Date, the corrected rate as so substituted will be LIBOR for such LIBOR Determination Date.

(ii)  If, on such LIBOR Determination Date, such rate does not appear on Telerate Page 3750, the Calculation Agent shall calculate the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for three-month U.S. Dollar deposits in Europe (in an amount determined by the Calculation Agent) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on such LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on such LIBOR Determination Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in The City of New York (as selected by the Calculation Agent) are quoting on such LIBOR Determination Date for three-month U.S. Dollar deposits in Europe at approximately 11:00 a.m. (London time) (in an amount determined by the Calculation Agent). As used herein, “Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

(iii)  If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR for such Dividend Period shall be LIBOR in effect for the immediately preceding Dividend Period (or, if such immediately preceding Dividend Period is the Initial Dividend Period, shall be 3.15%).

All percentages resulting from any calculations on the Shares will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

On each LIBOR Determination Date, the Calculation Agent shall notify, in writing, the Corporation of the applicable dividend rate that applies to the related Dividend Period. The Calculation Agent shall, upon the request of a holder of any Shares, inform such holder of the dividend rate that applies to the related Dividend Period.

The Corporation covenants that, for so long as any of the Shares remain outstanding, there shall at all times be a Calculation Agent engaged to perform the tasks of the Calculation Agent specified hereunder. In the event that the Calculation Agent resigns or is removed as Calculation Agent for the Shares, the Corporation shall appoint another leading bank that is knowledgeable about the London interbank market to act as such in its place.

b.  No dividend on the Series C Preferred Stock shall be authorized or declared or paid or set apart for payment by the Corporation if at such time (i) the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder or (ii) such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

c.  Except as otherwise specified herein, the Shares shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Series C Preferred Stock that is not paid on the applicable Divided Payment Date.

d.  Except as provided in the next succeeding sentence, if any Shares of Series C Preferred Stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment, and no other dividend or distribution shall be declared or made upon, the Corporation’s Common Stock or any other equity securities ranking, as to dividends or upon liquidation, on parity with or junior to the Series C Preferred Stock unless full dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the date of original issuance of the Shares, for each Dividend Period commencing on or after such original issuance date. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and all other equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other equity securities ranking, as to dividends, on a parity with the Series C Preferred Stock shall be authorized and declared by the Corporation on a pro rata basis so that the amount of dividends per Share of Series C Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accrued but unpaid dividends per Share of Series C Preferred Stock for the then current Dividend Period and each prior Dividend Period, if any, as to which dividends have been declared and each such other equity security (which shall not include any previously undeclared and unpaid dividends for prior periods if such other equity security is not entitled to cumulative dividends) bear to each other.

e.  If any Shares of Series C Preferred Stock are outstanding, none of the Corporation’s Common Stock or other equity securities ranking, as to dividends or upon liquidation, on parity with or junior to the Series C Preferred Stock shall be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption thereof) by the Corporation (except by conversion into or exchange for the Corporation’s Common Stock or other equity securities ranking, as to dividends and upon liquidation, junior to the Series C Preferred Stock) unless full dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for three consecutive Dividend Periods, the most recent of which is the then current Dividend Period, or, if there have been fewer than three Dividend Periods since the date of original issuance of the Shares, for each Dividend Period commencing on or after such original issuance date.

4.  Liquidation.

a.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a “liquidation”), holders of record of Series C Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation and the liquidation preference of any equity securities of the Corporation ranking, as to liquidation, senior to the Series C Preferred Stock) an amount equal to the liquidation preference of $1,000.00 per Share, plus (i) all accrued but unpaid dividends for the then current Dividend Period until the date of payment in such Dividend Period and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods), before any distribution of assets is made to holders of the Corporation’s Common Stock or any other equity securities ranking, as to liquidation, junior to the Series C Preferred Stock. After payment of the full liquidating distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

b.  If, upon any liquidation of the Corporation, the legally available assets of the Corporation are insufficient to make full payment to holders of the Series C Preferred Stock and all equity securities of the Corporation ranking, as to liquidation, on parity with the Series C Preferred Stock, then the holders of the Series C Preferred Stock and such other equity securities shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

c.  The following events, individually or as part of a series of transactions, shall not be considered a liquidation of the Corporation within the meaning of Section 4: (i) a consolidation or merger of the Corporation with or into another entity; (ii) the merger of another entity with or into the Corporation; (iii) a statutory share exchange by the Corporation; or (iv) a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets.

d.  Written notice of any liquidation of the Corporation, stating the amount of any resulting liquidating distributions and the payment date when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the Corporation by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each holder of record of Series C Preferred Stock at its address appearing in the stock records of the Corporation.

5.  Redemption.

a.  The Shares of Series C Preferred Stock are not redeemable prior to July 1, 2010. On or after July 1, 2010, the Corporation, at its option, upon the giving of written notice as provided in Section 5(d) and subject to the receipt by the Corporation of prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), if then regulated under the capital guidelines or policies of the Federal Reserve, may redeem Shares of the Series C Preferred Stock, in whole or from time to time in part, for cash at a redemption price per Share (the “Redemption Price”) equal to the Price specified below for the period in which the date of the redemption (the “Redemption Date”) falls, plus (i) all accrued but unpaid dividends for the then current Dividend Period to, but excluding, such Redemption Date in such Dividend Period and (ii) all accrued but unpaid dividends that have been declared with respect to one or more prior Dividend Periods (but without accumulation of any previously undeclared and unpaid dividends for prior Dividend Periods).

Redemption During the 12-Month Period Beginning July 1,	Price

2010	$1,050.00
2011	$1,045.00
2012	$1,040.00
2013	$1,035.00
2014	$1,030.00
2015	$1,025.00
2016	$1,020.00
2017	$1,015.00
2018	$1,010.00
2019	$1,005.00
2020 and thereafter	$1,000.00

If any Redemption Date falls on a day that is not a Business Day, then such Redemption Date shall be the next succeeding Business Day, and no additional dividends shall accrue on the related payment as a result of such delay.

b.  On any Redemption Date, the Redemption Price for Shares designated for redemption as provided in Section 5(d) shall be paid by the Corporation in immediately available funds against presentation and surrender of such Shares at a place specified for such purpose in such notice, and such Shares shall thereupon be canceled; provided, however, that if such Redemption Date falls after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividends payable on such Dividend Payment Date shall be paid to the holders of record on the close of business on such Dividend Record Date notwithstanding the redemption thereof on such Redemption Date or the Corporation’s default in the payment of such dividends on such Dividend Payment Date.

c.  If fewer than all of the outstanding Shares of Series C Preferred Stock are to be redeemed in accordance with Section 5(a), the Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Board of Directors. If fewer than all of the Shares of Series C Preferred Stock represented by any certificate therefor are to be redeemed, the Corporation shall issue without charge to the holder thereof a new certificate representing the Shares of Series C Preferred Stock not so redeemed.

d.  Notice of redemption will be mailed by the Corporation or its agent, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the applicable Redemption Date, to the holders of record of the Shares of Series C Preferred Stock to be redeemed at their respective addresses appearing in the stock records of the Corporation, and to the Calculation Agent and any transfer agent for the Shares. In addition to any information required by law, each written notice shall state: (i) the applicable Redemption Date; (ii) the Redemption Price; (iii) the number of Shares of Series C Preferred Stock to be redeemed and, if less than all of the Shares of a particular holder are to be redeemed, the number of such Shares to be redeemed; (iv) the place or places where the holders of Series C Preferred Stock may present and surrender their Shares for payment of the Redemption Price; and (v) that dividends on the Shares of Series C Preferred Stock to be redeemed will cease to accrue on such Redemption Date.

e.  At its election, the Corporation may, prior to the applicable Redemption Date, irrevocably deposit the Redemption Price for the Shares of Series C Preferred Stock designated for redemption in trust for the holders thereof with a bank or trust company that is not affiliated with the Corporation, in which case the notice of redemption to holders of record of the Series C Preferred Stock to be redeemed shall: (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to present and surrender their related Shares at such place on such Redemption Date against payment of the Redemption Price therefor. Any monies so deposited which remain unclaimed at the end of two years after such Redemption Date shall be returned by such bank or trust company to the Corporation, and after the return of such monies, the holders of the Series C Preferred Stock shall look solely to the Corporation for payment of the Redemption Price without interest.

f.  Notice having been mailed in accordance with Section 5, from and after the applicable Redemption Date (unless the Corporation defaults in payment of the Redemption Price), all dividends on the Shares of Series C Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price therefor, shall terminate with respect to such Shares, and such Shares shall not thereafter be transferred on the Corporation’s stock records (except with the consent of the Corporation) or be deemed to be outstanding for any purpose whatsoever.

g.  Notwithstanding anything to the contrary contained herein, unless full dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof set apart for the then current Dividend Period, (i) no Shares of Series C Preferred Stock shall be redeemed unless all outstanding Shares of Series C Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Shares of Series C Preferred Stock.

h.  Any Shares of Series C Preferred Stock that have been redeemed by the Corporation shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series, until once more designated as part of a particular series of Preferred Stock by the Board of Directors.

i.  The Series C Preferred Stock shall not be entitled to the benefit of, or be subject to, any sinking fund and shall not be subject to mandatory redemption or redemption at the option of the holders thereof.

6.  Voting Rights.

a.  Holders of the Series C Preferred Stock shall not have any voting rights, except as required by law (including the California Corporations Code) or as set forth herein.

b.  Whenever full dividends on the Series C Preferred Stock shall not have been paid (i) in an aggregate amount equal to or greater than four full quarterly dividends (whether or not such dividends related to consecutive Dividend Periods) or (ii) for one quarterly Dividend Period following the payment in full of 12 consecutive quarterly dividends (a “Preferred Dividend Cure”) after the occurrence of the circumstances described in clause (i) above (each, a “Preferred Dividend Default”), the holders of record of the Series C Preferred Stock (voting as a single class with all other equity securities of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Voting Preferred Stock”)) shall be entitled to elect two additional directors (the “Preferred Stock Directors”) to the Board of Directors at a special meeting called by the holders of record of at least 10% of the outstanding Shares of Series C Preferred Stock (or the holders of any other Parity Voting Preferred Stock) (unless such request is received less than 90 calendar days before the date fixed for the next annual meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 90 calendar days before the date fixed for the next annual meeting of stockholders, at the next annual meeting of stockholders, and at each subsequent annual meeting if a Preferred Dividend Default then exists. Upon election, the Preferred Stock Directors shall become directors of the Corporation and the authorized number of directors of the Corporation shall thereupon automatically be increased by two.

c.  On any matter in which the holders of Series C Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law (including the California Corporations Code)), including any action by written consent, each Share of Series C Preferred Stock shall be entitled to one vote, except that when any Parity Voting Preferred Stock shall have the right to vote with the Series C Preferred Stock as a single class on any matter, then the Series C Preferred Stock and such Parity Voting Preferred Stock shall be entitled to one vote per $1,000.00 of liquidation preference with respect to any such matter, and a plurality of the voting power of the Series C Preferred Stock and such Parity Voting Preferred Stock shall determine any such matter.

d.  Upon a Preferred Dividend Cure following the most recent Preferred Dividend Default, the holders of Series C Preferred Stock shall be divested of the voting rights set forth in Section 6(b) and the term of office of the Preferred Stock Directors elected pursuant to Section 6(b) shall terminate (subject to revesting in the event of each and every Preferred Dividend Default). In accordance with and subject to the provisions of the California Corporations Code, a Preferred Stock Director may be removed at any time with or without cause by the vote or consent of the holders of Series C Preferred Stock and Parity Voting Preferred Stock then having the voting rights set forth in Section 6(b) voting as a single class. In accordance with and subject to the provisions of the California Corporations Code, any vacancy in the office of a Preferred Stock Director may be filled by a vote of the holders of record of a majority of the outstanding Shares of Series C Preferred Stock and Parity Voting Preferred Stock than having the voting rights set forth in Section 6(b) above voting as a single class. Each Preferred Stock Director shall be entitled to one vote on any matter considered by the Board of Directors.

e.  The Corporation shall not, without the affirmative vote or consent of the holders of record of a majority of the Shares of Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized, created or issued amount of, any class or series of the Corporation’s equity securities ranking, as to dividends or upon liquidation, senior to the Series C Preferred Stock, or reclassify any authorized class or series of equity securities of the Corporation into any such equity securities, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities or (ii) amend, alter or repeal the provisions of the Restated Articles of Incorporation (including this Article IV), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of the Restated Articles of Incorporation (including this Article IV), upon the occurrence of an Event, so long as the Shares of Series C Preferred Stock remain outstanding with the terms thereof unchanged in any material and adverse respect, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; and provided, further, that any increase in the amount of authorized Preferred Stock (subject to the conditions of clause (i) above), or any increase in the authorized, created or issued amount of Series C Preferred Stock, or the authorization, creation or issuance of, or increase in the authorized, created or issued amount of, any class or series of the Corporation’s equity securities ranking, as to dividends and upon liquidation, on parity with or junior to the Series C Preferred Stock, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock.

f.  The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and funds sufficient to effect such redemption shall have been irrevocably deposited in trust for the holders thereof with a bank or trust company that is not affiliated with the Corporation.

7.  Conversion. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

8.  Exclusion of Other Rights. Subject to the provisions of the California Corporations Code, the Shares of Series C Preferred Stock shall not have any preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions other than those specifically set forth in this Article IV of the Restated Articles of Incorporation. The Shares of Series C Preferred Stock shall not have the benefit of, and shall not be subject to, any preemptive or similar rights.

9.  Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.  Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of this Article IV of the Restated Articles of Incorporation is invalid, unlawful or incapable of being enforced by reason of any rule of law (including the California Corporations Code) or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and other terms or conditions of this Article IV of the Restated Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or other term or condition of this Article IV of the Restated Articles of Incorporation shall be deemed dependent upon any other provision thereof unless so expressed therein.

11.  Restrictions on Transfer.

a.  The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, until so registered, may not be offered or sold except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act.

b.  Unless and until the Shares are registered under the Securities Act, prior to (x) the date that is two years (or such shorter period of time specified in Rule 144(k) under the Securities Act) after the later of the date of original issuance of the applicable Shares and the last date on which the Corporation or any Affiliate (as defined in Rule 405 under the Securities Act) of the Corporation was the owner of such Shares and (y) such later date, if any, as may be required by applicable law, all certificates representing such Shares shall bear the following legend and be subject to the restrictions specified therein:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS THE LATER OF (i) TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT) AFTER THE LATER OF (Y) THE DATE OF ORIGINAL ISSUANCE HEREOF AND (Z) THE LAST DATE ON WHICH THE CORPORATION OR ANY AFFILIATE (AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) OF THE CORPORATION WAS THE HOLDER OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION (OR ANY PREDECESSOR THERETO) AND (ii) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY ANY SUBSEQUENT CHANGE IN APPLICABLE LAW, ONLY (A) TO THE CORPORATION, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, AS DEFINED IN RULE 144A, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3), (7) OR (8) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY OR SUCH INTEREST OR PARTICIPATION FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE CORPORATION’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO IT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS. THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, FURTHER AGREES THAT IT WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD HERETO OR THERETO EXCEPT AS PERMITTED BY THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF, AS THE CASE MAY BE, ALSO AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SECURITY OR SUCH INTEREST OR PARTICIPATION IS NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE OR HOLDING, ANY PURCHASER OR HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING HEREOF OR THEREOF, AS THE CASE MAY BE, THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN WITHIN THE MEANING OF SECTION 3(3) OF ERISA, OR A PLAN TO WHICH SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF AN EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE AND HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH THERE IS NO APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THIS SECURITY WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN LOTS OF AT LEAST 100 SECURITIES. ANY ATTEMPTED TRANSFER OF THIS SECURITY IN A LOT OF LESS THAN 100 SECURITIES PRIOR TO THE RESALE RESTRICTION TERMINATION DATE SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DIVIDENDS ON THIS SECURITY OR SUCH INTEREST OR PARTICIPATION, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN.

c.  The Shares shall initially be represented in book-entry only form through the facilities of The Depository Trust Company (“DTC”). Notwithstanding anything to the contrary contained herein, the Corporation shall not cause the Shares to be removed from the book-entry only system of DTC. So long as the Shares are represented in book-entry only form, the related global certificate(s) shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

d.  The Corporation shall deliver (i) to each holder of record of Series C Preferred Stock each Report on Form 10-K or Form 10-KSB and Form 10-Q or Form 10-QSB, if any, prepared by the Corporation and filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within 10 Business Days after the filing thereof or (ii) if the Corporation is (a) not then subject to Section 13 or 15(d) of the Exchange Act (a “Private Entity”) or (b) exempt from reporting pursuant to Rule 12g3-2(b) thereunder, to each holder of record of Series C Preferred Stock and prospective transferees of each such holder, upon request, the information required by Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, if the Corporation subsequently becomes a Private Entity, then, within 90 days after the end of each fiscal year, beginning with the fiscal year in which the Shares were originally issued, the Corporation shall deliver to each holder of record of Series C Preferred Stock, unless otherwise provided pursuant to the preceding sentence, (A) a copy of the Corporation’s audited consolidated financial statements (including balance sheet and income statement) covering the related annual period and (B) the report of the independent accountants with respect to such financial statements.

e.  The Corporation will cause copies of its reports on Form FR Y-6 to be delivered to each holder of record of Series C Preferred Stock promptly following their filing with the applicable regulatory authority, if such reports are not otherwise publicly available.

12.  Other Provisions.

a.  The holders of Shares as such are not entitled to any preemptive or preferential right to purchase or subscribe to any capital stock, obligations, warrants or other securities of the Corporation.

b.  Except as may otherwise be required by law (including the California Corporations Code), the Shares of Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in the Restated Articles of Incorporation.

V.

1.  Designation and Amount. There shall be created from the 10,000,000 shares of preferred stock, without par value, of the Corporation authorized to be issued pursuant to the Restated Articles of Incorporation, a series of preferred stock, designated as the “7.50% Series D Noncumulative Preferred Stock” (the “Series D Preferred Stock”), and the number of shares of such series shall be 2,300,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series D Preferred Stock to a number less than the number of shares of the Series D Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series D Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series D Preferred Stock. The definitions of the defined terms used in this Article V apply only to this Article V and not to any other Article of these Restated Articles of Incorporation.

2.  Definitions. As used in this Article V of the Restated Articles of Incorporation, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

a.  “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

b.  “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the cities of New York or Los Angeles are authorized or required by law or executive order to close.

c.  “Common Stock” shall mean the common stock, no par value, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

d.  “Dividend Payment Date” shall mean the 15th day of March, June, September and December of each year, commencing September 15, 2007, or, if any such day is not a Business Day, the next succeeding Business Day.

e.  “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

f.  “Holder” shall mean a holder of record of an outstanding share or shares of the Series D Preferred Stock.

g.  “Issue Date” shall mean the original date of issuance of shares of the Series D Preferred Stock.

h.  “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation; provided, however, that this Article V of the Restated Articles of Incorporation does not amend or alter the existing rights of holders of the Common Stock.

i.  “Liquidation Parity Stock” shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Corporation.

j.  “Liquidation Preference” shall mean, with respect to each share of the Series D Preferred Stock, $10.00, subject to equitable adjustment from time to time pursuant to Section 10(c), plus an amount equal to all dividends declared and unpaid to the date of such liquidation, without interest, if any.

k.  “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

l.  “Officers’ Certificate” shall mean a certificate signed by two duly authorized Officers.

m.  “Parity Stock” shall mean the Series C Preferred Stock as well as any class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

n.  “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

o.  “Record Date” shall mean, with respect to a Dividend Payment Date, the 15th calendar day prior thereto, or such other date designated by the Board of Directors with respect to a Dividend Period.

p.  “Senior Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

q.  “Series C Preferred Stock” shall mean the 10,000 shares of preferred stock of the Corporation designated as the Floating Rate Series C Noncumulative Redeemable Preferred Stock, all of which have been issued as of the date of the Restated Articles of Incorporation.

r.  “Transfer Agent” shall mean U.S. Stock Transfer Corporation, the Corporation’s duly appointed transfer agent, registrar, redemption, and dividend disbursing agent for the Series D Preferred Stock, or any successor duly appointed by the Corporation.

s.  “Voting Stock” shall mean, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

t.  “Voting Parity Stock” shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock as to the right to vote for the election of directors in the event of non-payment of dividends; provided, however, that this Article V of the Restated Articles of Incorporation does not amend or alter the existing rights of holders of the Series C Preferred Stock as set forth in Article IV of the Restated Articles of Incorporation.

3.  Ranking. The Series D Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

4.  Liquidation Rights.

a.  In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference for each outstanding share of the Series D Preferred Stock held by such Holder plus an amount per share equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest to the date fixed for such liquidation, dissolution or winding up, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of the Series D Preferred Stock, the Holders shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of the Series D Preferred Stock.

b.  Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 4; provided, however, that if, in connection with a cash merger or other cash transaction, the cash receivable in exchange for or upon the conversion of each share of the Series D Preferred Stock would be less than the Liquidation Preference, then such cash merger or transaction shall be treated as a liquidation, winding-up or dissolution of the Corporation, with the rights as provided in Section 4(a).

c.  In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of Liquidation Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series D Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Liquidation Parity Stock are entitled upon such liquidation, winding-up or dissolution.

d.  All distributions made with respect to the Series D Preferred Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the Holders.

e.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any shareholder’s meeting called to approve such action, if applicable, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of this Series D Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action.

5.  Voting; Amendments.

a.  The shares of the Series D Preferred Stock shall have no voting rights except as set forth in Sections 5(b), 5(c) and 8(a) or as otherwise required by California law from time to time. In exercising the voting rights set forth in Sections 5(b), 5(c) and 8(a), each Holder shall be entitled to one vote per $1,000.00 of liquidation preference of Series D Preferred Stock (or one vote for every 100 shares of Series D Preferred Stock owned).

b.  So long as any shares of the Series D Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least a majority of the outstanding shares of the Series D Preferred Stock: (i) amend, alter or repeal or otherwise change any provision of the Restated Articles of Incorporation, if the amendment, authorization or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series D Preferred Stock; or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock. Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, authorize, increase the authorized amount of, or issue shares of Parity Stock (provided that dividend rights are noncumulative) and Junior Stock, and in taking such actions, the Corporation shall not be deemed to have materially adversely affected the existing terms of the Series D Preferred Stock.

Notwithstanding anything to the contrary contained herein, no vote or consent of the Holders shall be required pursuant to Sections 5(b) or 8(a) if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the Holders to effect such redemption.

c.  So long as any shares of the Series D Preferred Stock remain outstanding:

(i)  If, for any six or more Dividend Periods, the Corporation fails to pay in cash the full amount of the stated dividend payable to the Holders with respect to such Dividend Period pursuant to Section 6(a), then the Holders, voting together with the holders of Voting Parity Stock as one class, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors of the Corporation (the “Preferred Stock Directors” and each a “Preferred Stock Director”); provided, that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the Corporation to be in violation of (y) any corporate governance requirement of The Nasdaq Stock Market (or any national securities exchange, interdealer quotation system of a registered national securities association or other trading facility on which securities of the Corporation may then be listed or traded), including any requirement that listed or traded companies must have a majority (or other specified percentage) of independent directors or (z) any requirement or policy of any bank regulatory authority having jurisdiction over the Corporation or its banking subsidiary; provided further, that it shall be a qualification for election for any Preferred Stock Director that the nominees for such position provide in writing to the Corporation, the Holders and the holders of all classes and series of Voting Parity Stock that are similarly entitled to vote for the election of the Preferred Stock Directors, the information with respect to such nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934 and the rules and regulations thereunder; and provided further, that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that holders of Voting Parity Stock are entitled to elect pursuant to like voting rights). Effective immediately prior to the election of such additional directors, the number of directors that compose the Board of Directors shall be increased by two directors.

(ii)  In accordance with and subject to the provisions of the California Corporations Code, the Holders, along with the holders of Voting Parity Stock, may exercise the voting rights set forth in Section 5(c)(i), or to remove and replace directors that have previously been appointed, at any special meeting held for such purpose, which may be called in accordance with the Corporation’s by-laws or as hereinafter provided, or at the next annual meeting of stockholders held for the purpose of electing directors, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Voting Parity Stock voting separately as one class, and thereafter, at each such annual meeting until such time as the Corporation has paid or declared and set aside for payment full dividends on the Series D Preferred Stock for four consecutive Dividend Periods, or the outstanding shares of the Series D Preferred Stock have been redeemed, or the liquidation, winding-up or dissolution of the Corporation, whichever is earliest, at which time such voting rights and the term of any director elected pursuant to this Section 5(c) shall automatically terminate.

(iii)  Unless action has been taken by written consents, at any time when the voting rights set forth in Section 5(c)(i) shall have vested in the Holders, an Officer of the Corporation may, and upon the written request of the holders of at least ten percent (10%) of the outstanding shares of Series D Preferred Stock or the Voting Parity Stock (addressed to the Secretary at the principal office of the Corporation) shall, give notice of a special meeting of the holders of shares of Series D Preferred Stock and the holders of any class or series of Voting Parity Stock, for the election of the two directors to be elected by them as herein provided, such notice to be made by notice similar to that provided in the Corporation’s by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by such Officer within thirty-five (35) days after receipt of any such request, then any holder of shares of Series D Preferred Stock or the Voting Parity Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. Notwithstanding the provisions of this Section 5(c)(iii), no such special meeting shall be called during a period within the 90 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 5(c) shall be held at such annual meeting of stockholders.

(iv)  In accordance with and subject to the provisions of the California Corporations Code, at any meeting held for the purpose of electing or removing and replacing directors as provided in this Section 5(c), the presence in person or by proxy of the holders of at least one-third of the total number of outstanding shares of the Series D Preferred Stock and any Voting Parity Stock shall be required and shall be sufficient to constitute a quorum. In accordance with and subject to California law, a vote by a plurality of the outstanding shares of the Series D Preferred Stock and Voting Parity Stock shall be sufficient to elect directors and a majority of such outstanding shares shall be required to remove and replace directors.

(v)  Any director elected pursuant to the voting rights set forth in this Section 5(c) shall hold office until the next annual meeting of stockholders (or his or her earlier death, resignation or removal), unless such term has previously automatically terminated pursuant to Section 5(c)(ii), and any vacancy in respect of any such director shall be filled only in accordance with the procedures set forth in this Section 5(c), in accordance with and subject to the provisions of the California Corporations Code. Any director elected pursuant to this Section 5(c) may be removed by the Holders and the holders of Voting Parity Stock without cause at any time and replaced by a director as provided in this Section 5(c). Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this Section 5(c) may be filled by a vote of holders of a plurality of the shares of the Series D Preferred Stock and Voting Party Stock, present and voting as a class, in person or by proxy, at a meeting called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Voting Party Stock, voting as a class. Unless such vacancy shall have been filled by written consent as aforesaid, such meeting shall be called by the Secretary of the Corporation at the earliest practicable date after such death or resignation, and in any event within thirty-five (35) days after receipt of a written request signed by the holders of record of at least ten percent (10%) of the outstanding shares of the Series D Preferred Stock and Voting Party Stock, voting as a class. Notwithstanding the provisions of this paragraph, no such special meeting shall be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

6.  Dividends.

a.  Subject to the rights of any holders of Senior Stock, each Holder will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative dividends on each share of the Series D Preferred Stock at a rate per annum equal to 7.50% of the Liquidation Preference, or $0.75 per share annually (or $0.1875 per share in a full quarterly dividend period), payable quarterly in arrears on each Dividend Payment Date, to the Holders at the close of business on the Record Date immediately preceding the relevant Dividend Payment Date.

b.  Dividends on the outstanding shares of the Series D Preferred Stock will be payable from the most recent Dividend Payment Date or, in the case of the dividend payable on September 15, 2007, from the Issue Date (each such period, a “Dividend Period”). Dividends payable on the Series D Preferred Stock with respect to any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day.

c.  In the event that the Board of Directors declares a dividend with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 6(a) and 6(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of the Series D Preferred Stock.

d.  The Corporation will not declare, pay or set apart any sum for the payment of any dividend or other distribution in respect of any Parity Stock or Junior Stock, unless the Board of Directors has declared, and the Corporation has not failed to pay, a dividend in the full amount payable to the Holders pursuant to Sections 6(a) and 6(b) with respect to the Dividend Period in which such payment of a dividend or other distribution in respect of any Parity Stock or Junior Stock would occur. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and any other Parity Stock, dividends upon shares of Series D Preferred Stock and dividends on such other Parity Stock payable during such calendar quarter shall be declared and set apart pro rata so that the amount of such dividends so payable per share on the Series D Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series D Preferred Stock (which shall include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Parity Stock, bear to each other.

e.  If full dividends on the Series D Preferred Stock have not been declared and paid or set apart for payment for all prior Dividend Periods and for the Dividend Payment Date falling in the then-current Dividend Period, the following restrictions shall be applicable:

(i)  no dividend or distribution may be declared, set aside or paid on any Junior Stock other than in shares of Junior Stock;

(ii)  the Corporation may not repurchase, redeem or otherwise acquire (including by payment to or made available for a sinking fund for the redemption of) any shares of its Junior Stock (except by conversion into or exchange for Junior Stock or by the tendering or exchange of Junior Stock in payment for the exercise of options under the Corporation’s stock option plans then in effect); and

(iii)  except by conversion into or exchange for Junior Stock, the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire and no monies may be paid to or made for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series D Preferred Stock and such other Parity Stock.

f.  Except as otherwise specified herein, the shares of Series D Preferred Stock shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Series D Preferred Stock that is not paid on the applicable Dividend Payment Date.

7.  Redemption.

a.  The Series D Preferred Stock may not be redeemed by the Corporation prior to June 25, 2012. At any time on or after June 25, 2012 (the “Redemption Date”), the Corporation shall have the right, at its option, but subject to any applicable approvals of the Board of Governors of the Federal Reserve System, to cause all or a portion of the outstanding shares of the Series D Preferred Stock to be redeemed, subject to the legal availability of funds therefore, at a price in cash equal to the Liquidation Preference thereof plus an amount in cash equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest (the “Redemption Price”). If a portion of the outstanding shares of Series D Preferred Stock are to be redeemed, such shares will be selected on a pro rata basis, or by lot, or in any other manner as the Board of Directors may determine.

b.  Unless the Corporation defaults in the payment of the Redemption Price, dividends on the Series D Preferred Stock will cease to be payable on and after the Redemption Date and all other rights of the Holders will terminate on the Redemption Date except for the right to receive the Redemption Price, without interest.

c.  The Company will furnish written notice of the redemption by issuing a press release for publication on a newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series D Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder not less than 30 nor more than 60 days in advance of the Redemption Date (the “Redemption Notice”). In addition to any information required by applicable law or regulation, the press release, if any, and Redemption Notice shall state, as appropriate:

(i)  The Redemption Date;

(ii)  the total number of shares of the Series D Preferred Stock to be redeemed;

(iii)  that each outstanding share of the Series D Preferred Stock will be redeemed for cash in an amount equal to the Redemption Price;

(iv)  that dividends on the Series D Preferred Stock to be mandatorily redeemed will cease to be payable on the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price; and

(v)  that if any shares of the Series D Preferred Stock held by any Holder are represented by one or more physical certificates, such Holder must surrender to the Company or the Transfer Agent, in the manner and at the place or places designated, such physical certificate or certificates representing the shares of the Series D Preferred Stock to be redeemed.

d.  The redemption of shares of the Series D Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary as described in Section 9(b). Each Holder of one or more physical certificates representing shares of the Series D Preferred Stock shall surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), in the manner and at the place or places designated in the Redemption Notice, and the full Redemption Price for such shares shall be payable in cash on the Redemption Date to the Holder, and each surrender physical certificate shall be canceled and retired.

8.  Consolidation, Merger and Sale of Assets.

a.  So long as any shares of the Series D Preferred Stock are outstanding, in the event of any consolidation, merger (other than a merger for the primary purpose of effecting a change in the Corporation’s state of incorporation that does not result in any amendment, alteration, repeal or other material and adverse change in the rights, preferences, privileges or restrictions of the Series D Preferred Stock), sale or lease of all or substantially all of the assets of the Corporation, reclassification, reorganization (other than any reorganization in which the Corporation shall be the surviving or acquiring corporation if the rights, preferences, privileges and restrictions granted to or imposed upon the Series D Preferred Stock remain unchanged unless any amendment is made to the Corporation’s Restated Articles of Incorporation which would otherwise require such approval), exchange or liquidation, the Holders, shall be entitled to vote separately as a class with all other preferred stock of the Corporation entitled to vote thereon with the shares of Series D Preferred Stock on the subject matter to be approved under this section; provided, however, that no vote or approval of the Series D Preferred Stock shall be required in connection with a consolidation, merger, sale or lease of all or substantially all of the Corporation’s assets or similar transaction to the extent (i) such shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series D Preferred Stock, taken as a whole. To the extent the shares of Series D Preferred Stock are entitled to vote under this Section 8(a), approval of such Holders together with the holders of all Parity Stock entitled to vote thereon with the shares of Series D Preferred Stock shall be deemed to have been obtained upon receiving the affirmative vote of a majority of the outstanding shares of preferred stock entitled to vote thereon as a class.

b.  Upon any consolidation by the Corporation with, or merger by the Corporation into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 8(a), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of the Series D Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the shares of the Series D Preferred Stock.

c.  At any meeting of the holders of the Series D Preferred Stock, the presence in person or by proxy of the holders of one-third of the total number of shares of the Series D Preferred Stock and any Parity Stock entitled to vote thereat shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.

9.  Certificates.

a.  The Series D Preferred Stock certificate shall be substantially in the form of Exhibit A, which is hereby incorporated in, and the form and terms thereof expressly made a part of, these Restated Articles of Incorporation. The Series D Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

b.  The Series D Preferred Stock shall initially be issued only in the form of one or more fully registered global security certificates (“Global Security Certificates”) with the global securities legend set forth in Exhibit A hereto, registered in the name of Cede & Co., the nominee of The Depository Trust Corporation, which will act as securities depositary (the “Depositary”) for the Series D Preferred Stock. The Global Security Certificates will be deposited with the Depositary or its custodian. As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, the Depositary or that nominee will be considered the sole owner and holder of the Global Security Certificates and all of the shares of the Series D Preferred Stock represented by those Global Security Certificates for all purposes under the Series D Preferred Stock. Except if the Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security Certificates, has ceased to be qualified to act or there is a continuing default by the Corporation in respect of its obligations under the Series D Preferred Stock, this Article V of the Restated Articles of Incorporation or any other principal agreement or instrument executed in connection with the offering of the Series D Preferred Stock, owners of beneficial interests in Global Security Certificates will not be entitled to have the Global Security Certificates or shares of the Series D Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical certificates representing shares of the Series D Preferred Stock in exchange and will not be considered to be owners or holders of the Global Security Certificates or any of the shares of the Series D Preferred Stock represented by the Global Security Certificates for any purpose under the Series D Preferred Stock. All payments on shares of the Series D Preferred Stock represented by the Global Security Certificates and all related transfers and deliveries of Common Stock will be made to the Depositary or its nominee as their holder.

c.  Except with respect to shares of Series D Preferred Stock that may be represented by physical certificates issued by the Corporation from time to time, procedures for redemption of the shares of Series D Preferred Stock in accordance with the applicable provisions of this Article V of the Restated Articles of Incorporation will be governed by arrangements among the Depositary, its participants and Persons that may hold beneficial interests through its participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time.

d.  If the Corporation issues any physical certificate representing shares of the Series D Preferred Stock from time to time and any such Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series D Preferred Stock certificate, or in lieu of and substitution for the Series D Preferred Stock certificate lost, stolen or destroyed, a new Series D Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series D Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series D Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

10.  Other Provisions.

a.  With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote, provided that a quorum was present either in person or by proxy and each of the persons entitled to vote, who were not present in person or by proxy, provides a waiver of notice or consent to the holding of the meeting or an approval of the minutes thereof in writing. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of such meeting. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

b.  The shares of the Series D Preferred Stock shall be issuable and redeemable only in whole shares.

c.  The Liquidation Preference and the annual dividend rate set forth in Section 6(a) shall be proportionately increased or decreased by the Board of Directors whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series D Preferred Stock. Upon any such adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate, in effect following such adjustment.

d.  Shares of the Series D Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of California law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

e.  All issued shares of Series D Preferred Stock shall be deemed outstanding except (i) from any redemption date as set forth in the Notice of Redemption, all shares of Series D Preferred Stock that have been called for redemption on that redemption date; and (ii) from the date of registration of transfer, all shares of Series D Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

f.  In case, at any time while any of the shares of the Series D Preferred Stock are outstanding:

(i)  The Corporation shall declare a cash dividend (or any other distribution other than in shares of Junior Stock) on its Common Stock or any Junior Stock; or

(ii)  There is any consolidation or merger to which the Corporation is a party or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iii)  There is the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Transfer Agent for shares of the Series D Preferred Stock and the Transfer Agent shall cause to be mailed to the holders of record of the outstanding shares of the Series D Preferred Stock at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

g.  The headings of the various sections and subsections of this Article V of the Restated Articles of Incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Article V of the Restated Articles of Incorporation.

h.  Whenever possible, each provision of this Article V of the Restated Articles of Incorporation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Article V of the Restated Articles of Incorporation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Article V of the Restated Articles of Incorporation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

i.  The Holders are not entitled to any conversion, preemptive or subscription rights in respect of any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

j.  Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in the Restated Articles of Incorporation.

VI.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors.

4. Pursuant to Sections 910(a), 910(b) and 910(c) of the California Corporations Code, the foregoing Restated Articles of Incorporation are not required to be approved by the vote of shareholders of the Corporation, because they do not alter or amend the Articles of Incorporation in any respect other than deletion of the name and address of the initial agent for service of process and incorporation of the Certificate of Designation for the Corporation’s Floating Rate Series C Noncumulative Redeemable Preferred Stock as set forth in Article IV and the Certificate of Designation for the Corporation’s 7.50% Series D Noncumulative Preferred Stock as set forth in Article V.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: August 2, 2007

/s/ Norman A. Morales
Norman A. Morales, President
/s/ Donald H. Pelgrim
Donald H. Pelgrim, Secretary

EXHIBIT A

FORM OF

7.50% SERIES D NONCUMULATIVE PREFERRED STOCK

FACE OF SECURITY

[Unless this certificate is presented by an authorized representative of The Depository Trust Corporation, a New York corporation (“DTC”), to the Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1

Certificate Number: [                         ]

Number of Shares of 7.50% Series D Noncumulative Preferred Stock: [                           ]

CUSIP No.: 927426 403

7.50% Series D Noncumulative Preferred Stock

of

Vineyard National Bancorp

Vineyard National Bancorp, a California corporation (the “Corporation”), hereby certifies that [________] (the “Holder”) is the registered owner of [______] fully paid and non-assessable shares of preferred stock of the Corporation designated as the 7.50% Series D Noncumulative Preferred Stock, without par value, liquidation preference $10.00 per share (the “Series D Preferred Stock”). The shares of the Series D Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, designations, preferences and relative, participating, optional and other special rights of the shares of the Series D Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of Article V of the Restated Articles of Incorporation, as the same may be amended from time to time in accordance with its terms (the “Restated Articles”). Capitalized terms used herein but not defined shall have the respective meanings given them in Article V of the Restated Articles. The Corporation will provide a copy of the Restated Articles to a Holder without charge upon written request to the Corporation at its principal place of business.

_______________________________
1  Subject to removal if not a global security certificate.

Reference is hereby made to select provisions of the Series D Preferred Stock set forth on the reverse hereof, and to the Article V of the Restated Articles, which select provisions and Article V shall for all purposes have the same effect as if set forth in this certificate.

Upon receipt of this certificate, the Holder is bound by the Article V of the Restated Articles and is entitled to the benefits thereunder. Unless the Transfer Agent’s valid countersignature appears hereon, the shares of the Series D Preferred Stock evidenced hereby shall not be entitled to any benefit under Article V of the Restated Articles or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this Series D Preferred Stock certificate as of the date set forth below.

VINEYARD NATIONAL BANCORP

By:________________________________
Name: Norman A. Morales
Title: President

By:________________________________
Name: Donald H. Pelgrim
Title: Secretary

COUNTERSIGNED AND REGISTERED

U.S. STOCK TRANSFER CORPORATION, as Transfer Agent,

By:________________________________
Authorized Signatory

Dated: _____________________________

REVERSE OF SECURITY

Dividends on each share of Series D Preferred Stock shall be payable when, as and if declared by the Board of Directors of the Corporation from funds legally available therefor at a rate per annum set forth in the face hereof or as provided in Article V of the Restated Articles. Dividends may be paid only in cash.

The shares of the Series D Preferred Stock shall be redeemable as provided in Article V of the Restated Articles.

The Corporation shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional and other special rights of each class of the Corporation’s stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be directed to Shareholder Relations, Vineyard National Bancorp, 1260 Corona Pointe Court, Corona, California 92879, e-mail: shareholderinfo@vineyardbank.com.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series D Preferred Stock evidenced hereby to:

__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________

(Insert assignee’s social security or tax identification number)
__________________________________________________________________________________________________________________________________________________________

(Insert address and zip code of assignee)

__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________

and irrevocably appoints:
__________________________________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________________________________
agent to transfer the shares of Series D Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:_______________________________________________

Signature:___________________________________________
(Sign exactly as your name appears on the other side of this Series D Preferred

Stock certificate)

Signature Guarantee:2___________________________________

_______________________________

[2]
Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.